Exhibit 10.1

Separation Agreement and Release

THIS SEPARATION AGREEMENT AND RELEASE is entered into between Ehab El-Gabry (the “Executive”) and Akoya Biosciences, Inc. (the “Company”) as a condition to the Executive receiving the severance benefits (“Severance Benefits”) to be provided to the Executive by the Company pursuant to the Company’s Executive Severance Plan, dated March 23, 2022 (the “Severance Plan”).

1.Separation. The Executive’s employment with the Company and any of the Executive’s other roles with the Company ended effective June 7, 2023 (the “Separation Date”). Provided the Executive timely signs and does not revoke this Agreement as provided herein, the Executive shall be entitled to the following Severance Benefits:

a.

Further to Section 3(a)(i) of the Severance Plan, the Executive shall be paid an amount equal to nine (9) months of the Executive’s annual base salary as in effect immediately prior to the Separation Date (the “Severance Payment”). The Severance Payment shall be paid in a one-time, lump sum payment on the first regularly scheduled payroll date that immediately follows the Effective Date (provided that this Separation Agreement and Release becomes effective no later than 60 days following the Separation Date).

b.

Notwithstanding anything to the contrary under the Severance Plan, in lieu of the severance benefits described in Section 3(a)(ii) of the Severance Plan, the Executive shall receive the COBRA Benefits (as defined below). All other terms of the Severance Plan (including, for the avoidance of doubt, Section 3(a)(i)) shall remain unmodified and in full force and effect.

c.	For purposes of this Agreement:
i.

“COBRA Benefits” shall mean the Company’s payment of the applicable premiums for continuing the health care coverage (including, without limitation, medical, dental and vision coverage) for the Executive and the Executive’s dependents who are covered immediately prior to the Effective Date (as defined below) under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for a period nine (9) months commencing with the first calendar month that follows the Separation Date (the “COBRA Period”). COBRA Benefits shall only be available if the Executive participates in the Company’s health care plan at the time of termination and timely elects continuing health care coverage under COBRA. Further, the COBRA Benefits shall cease immediately upon (i) Executive’s eligibility for health care benefits under a subsequent employer’s plan or (ii) if Executive otherwise ceases to be eligible to participate in COBRA. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA Benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Executive a taxable cash amount, which payment shall be made regardless of whether the Executive or his qualifying family members elect COBRA continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly or bi-weekly installments on the same schedule that the COBRA Benefits would otherwise have been paid to the insurer. The Health Care Benefit Payment shall be equal to the amount that the Company otherwise would have paid for COBRA insurance premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the earlier of expiration of the COBRA Period or the date the Executive becomes eligible for health care benefits under a plan of a subsequent employer.

2.Separation Agreement and Release. The Executive, on the Executive’s own behalf and on behalf of the Executive’s heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges, the Company and each of its affiliates, parents, successors, predecessors, and subsidiaries including, but not limited to, the employee benefit plans of each and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each in their official and personal capacities (all of the foregoing, together with the Company, the “Released Parties”) from any and all causes of action, claims and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of Executive’s signing of the Separation Agreement and Release. This release includes, but is not limited to, any claim or entitlement to salary, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation, benefits or damages; all claims arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, the Fair Labor Standards Act, the Genetic Information Nondiscrimination Act, the Equal Pay Act, the Rehabilitation Act, the Fair Credit Reporting Act, and the Worker Adjustment and Retraining Notification Act, each as amended and including their implementing regulations); any claim arising under any state or local laws, ordinances or regulations applicable to employees located in and performing services in Arizona or Ohio (including, but not limited to, Arizona wage laws, Arizona equal pay laws, the Arizona Employment Protection Act, the Arizona Civil Rights Act, the Arizona Occupational Health and Safety Act, the Arizona Medical Marijuana Act, and all Arizona state and local whistleblower protection statutes, codes, or regulations, the Ohio Civil Rights Act, Ohio's equal pay statute (R.C. 4111.17), the Ohio wage payment anti-retaliation statute (R.C. 4111.13), the Ohio Whistleblower's Protection Act, and the Ohio Workers' Compensation anti-retaliation statute (R.C. 4123.90), and any applicable state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions); and any claim arising under any common law principle or public policy, including but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium and any other claim of any nature whatsoever, both in law and equity, whether personal or economic, known or unknown, arising at any and all times up to this date against any of the Released Parties. Nothing contained in this release shall affect the parties’ respective rights or ability to enforce (i) their respective rights under this Separation Agreement and Release (ii) Company’s obligation to defend and indemnify the Executive under the terms of any separate indemnification agreement, the Company’s certificate of incorporation and by-laws, Delaware law and any applicable directors and officers liability insurance policy or (iii) any causes of action or claims that cannot be released as a matter of law; provided further, that this release shall not affect the Executive’s rights with respect to vested options and/or equity issued to the Executive by the Company.

3.ADEA Release. The Executive hereby fully, finally, and completely releases the Released Parties of and from any and all claims, charges, or causes of action arising on or before the date on which the Executive execute this ADEA Release under the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act, 42 U.S.C. §§ 1981, 1983, 1985 (together, the “ADEA”) and any state-law counterparts, which prohibit age discrimination in employment (“ADEA Release”), and hereby acknowledges and agrees that:

a.

The Executive has read and understands the Separation Agreement and Release as well as the legal and binding effect of this document and that the Executive is hereby advised in writing to consult an attorney before signing this Separation Agreement and Release;

b.

The Executive has relied solely on the Executive’s own judgment and/or that of the Executive’s attorney regarding the consideration for and the terms of this Separation Agreement and Release and is signing this Separation Agreement and Release knowingly and voluntarily of the Executive’s own free will;

c.	The Executive is not otherwise entitled to the Severance Benefits unless he or she agrees to and complies fully with the terms of this Separation Agreement and Release;
d.	The Executive has been given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Separation Agreement and Release;
e.	The Executive specifically waives any rights and claims under the ADEA;
f.	The Executive acknowledges and understands that any claims under the ADEA that may arise after the date on which the Executive execute this Separation Agreement and Release are not waived;
g.

The Executive has been provided with certain additional information (in the appendix, attached hereto as Exhibit A) required by the ADEA, including the job titles and ages of other employees in the Executive’s decisional unit who were, or were not, separated from employment and offered a separation agreement;

h.

The Executive has been given at least forty-five (45) days to consider this Separation Agreement and Release, and if the Executive chose to sign this Separation Agreement and Release in fewer than forty-five (45) days from receipt, that decision was entirely knowing and voluntary. The Executive understands and agrees that any changes to this Separation Agreement and Release, whether material or immaterial, do not restart the forty-five (45) day consideration period;

i.

To accept this Separation Agreement and Release, the Executive must deliver a signed Separation Agreement and Release to the applicable individual set forth below, within forty-five (45) days of the Executive’s receipt of this Separation Agreement and Release:

Jennifer Kamocsay

General Counsel

jkamocsay@akoyabio.com

The Executive further understands that the Executive may revoke this Separation Agreement and Release within seven (7) days after signing by providing written notice within such period to the individual set forth above. The Executive further understands that this Separation Agreement and Release is not effective or enforceable until the day following the seven (7) day period of revocation has expired without revocation (the “Effective Date”), and that if the Executive revokes this Separation Agreement and Release within the seven (7) day revocation period, the Executive will not receive the Severance Benefits.

j.

The Executive has read and understands the Separation Agreement and Release and further understands that it includes a general release of any all known and unknown, foreseen and unforeseen claims presently asserted or otherwise arising through the date of the Executive’s signing of this Separation Agreement and Release that he or she may have against any of the Released Parties;

k.	No statements made or conduct by any of the Released Parties has in any way coerced or unduly influenced the Executive to execute this Separation Agreement and Release; and
l.	All stock options and other stock-based awards held by the Executive shall be governed by the applicable equity incentive plan and award agreements (the “Equity Documents”).

Executive understands that nothing in this Separation Agreement and Release is intended to interfere with or deter the Executive’s right to (i) challenge the waiver of an ADEA or state-law age discrimination claim, (ii) file an ADEA or state-law age discrimination claim with the Equal Employment Opportunity Commission (“EEOC”) or any similar state-agency, or (iii) otherwise participate in any EEOC or state-agency investigation or proceeding regarding any such claim. Further, the Executive understands that nothing in this Separation Agreement and Release would require the Executive to tender back the money or other benefits received under this Separation Agreement and Release if the Executive seeks to challenge the validity of the ADEA Release, and the Executive does not ratify any ADEA or state-law age discrimination waiver that fails to comply with the Older Workers’ Benefit Protection Act by retaining the money or other benefits received under this Separation Agreement and Release. Further, nothing in this Separation Agreement and Release is intended to require the payment of damages, attorneys’ fees, or costs to the Company should the Executive challenge the ADEA Release or file an ADEA or state-law age discrimination suit except as authorized by federal or state law.

4.No Admission of Liability. This Separation Agreement and Release does not constitute an admission of liability or wrongdoing on the part of any Released Party.

5.Non-Disparagement. Subject to Section 6, the Executive agrees not to make any maliciously untrue or disparaging statements concerning the Company or any of its affiliates, products, services, business affairs, business prospects, financial condition, current or former officers, directors, shareholders, employees or agents. Notwithstanding the foregoing, nothing in this Separation Agreement and Release shall be construed as prohibiting the Executive from engaging in concerted activity protected by the National Labor relations Act (“NLRA”) or discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive has reason to believe is unlawful. In response to any request from a prospective employer regarding the Executive’s employment with the Company, the Company will disclose only the Executive’s job title and dates of employment.

6.Confidentiality; Protected Disclosures. Except as otherwise provided in this Separation Agreement and Release, and to the extent permitted by applicable law, the Executive agrees to keep the existence and financial terms of this Separation Agreement and Release, including specifically the amount of the settlement (“Agreement-Related Information”) in the strictest confidence and not reveal, unless legally compelled to do so, any Agreement-Related Information to any persons except the Executive’s spouse, attorney and financial advisors, and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential. The Executive represents that the Executive has not disclosed Agreement-Related Information as of the date the Executive executes this Separation Agreement and Release, except as permitted by this Separation Agreement and Release. Furthermore, nothing in this Separation Agreement and Release shall preclude the Executive from (i) initiating, testifying, assisting, or complying with a subpoena; (ii) participating in any manner with an investigation conducted by an a local, state, or federal agency; (iii) filing or disclosing facts necessary to receive unemployment insurance benefits, Medicaid, or other public benefits to which the Executive may be entitled; (iv) speaking with law enforcement, the EEOC, the Industrial Commission of Arizona, the

Arizona Civil Rights Division, the Ohio Civil Rights Commission, a local commission on human rights, or an attorney retained by the Executive about any details or facts relating to any claims or actions or future claims or actions of discrimination, harassment, or retaliation which the Executive may possess; (v) reporting possible violations of law or regulation to any government agency or entity or making other disclosures that are protected under whistleblower provisions of law; (vi) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive has reason to believe is unlawful; or (vii) otherwise engaging in concerted activity protected by the NLRA, as applicable. The Executive does not need prior authorization to make such reports or disclosures and is not required to notify the Company that you have made any such report or disclosure. However, in the event that the Executive is compelled by law, including legal subpoena or court order, to provide information covered by this Separation Agreement and Release, the Executive agrees to immediately provide written notice to Jennifer Kamocsay, General Counsel, Akoya Biosciences, Inc., 500 Nickerson Rd., Suite 101, Marlborough, MA 01752 prior to such disclosure and will give the Company the ability to object to such disclosure, to the extent legally permissible. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law or under this Separation Agreement and Release for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

7.Return of Property. By entering into this Separation Agreement and Release, the Executive acknowledges and agrees that he or she has returned to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (“Company Property”). After the Executive has returned all Company Property, the Executive agrees to delete and finally purge any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains in the Executive’s possession or control after the Separation Date. In the event that the Executive discovers that he or she continues to retain any such Company Property, the Executive shall return it to the Company immediately.

8.Continuing Obligations. The Executive acknowledges and reaffirms any other agreement that the Executive has entered into with any of the Released Parties relating to confidentiality, assignment of inventions and/or non-solicitation, the terms of which are incorporated by reference herein. All of the obligations referenced or contained in this Section are collectively referred to as the “Continuing Obligations.”

9.Unemployment Benefits. The Company will not oppose the Executive’s claim for unemployment insurance benefits but reserves the right to respond truthfully to any requests for information in relation to such claim.

10.Entire Agreement. This Separation Agreement and Release constitutes the entire agreement between the Company and the Executive and supersedes any previous agreements or understandings between the Company and the Executive, except the Equity Documents (except to the extent otherwise set forth herein), the Continuing Obligations, and any other obligations specifically preserved in this Separation Agreement and Release. In signing this Separation Agreement and Release, the Executive is not relying on any agreements or representations, except those expressly contained in this Separation Agreement and Release.

11.Severability. If any provision of this Separation Agreement and Release is found, held or deemed by a court of competent jurisdiction to be void, unlawful, or unenforceable under any applicable statute or controlling law, the remainder of this Separation Agreement and Release shall continue in full force and effect.

12.Waiver; Amendment. No waiver of any provision of this Separation Agreement and Release shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Separation Agreement and Release, or the waiver by a party of any breach of this Separation Agreement and Release, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Separation Agreement and Release may not be modified or amended except in a writing signed by both the Executive and a duly authorized officer of the Company (other than the Executive).

13.Governing Law. This Separation Agreement and Release shall be governed by the laws of the Commonwealth of Massachusetts excluding the choice of law rules thereof.

14.Headings. Section and subsection headings contained in this Separation Agreement and Release are inserted for the convenience of reference only. Section and subsection headings shall not be deemed to be a part of this Separation Agreement and Release for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

15.Counterparts. This Separation Agreement and Release may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Separation Agreement and Release as of the later date below.

AKOYA BIOSCIENCES, INC.

By: /s/ Brian McKelligon

Name: Brian McKelligon

Title: Chief Executive Officer

June 27, 2023

Date

EXECUTIVE:

/s/ Ehab El-Gabry, M.D.

Ehab El-Gabry, M.D.

June 27, 2023

Date